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                        HEALTHDYNE TECHNOLOGIES, INC.
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        HEALTHDYNE TECHNOLOGIES ANNOUNCES DEVELOPMENTS IN THIRD PARTY
                          DISCUSSIONS; OTHER ACTIONS

                  Marietta, Georgia, July 23, 1997 - Healthdyne Technologies, Inc. (NASDAQ: HDTC) said it was recently advised by the executive management of a Fortune 500 company that it has a strong strategic interest in acquiring the Company and is prepared to pay a price higher than the $15 per share offered by Invacare Corporation. The Company also has received indications of interest from other strategic buyers and a financial buyer. "We intend to continue discussions with these parties," said Parker H. Petit, Chairman of the Board. "We will accept the best proposal as long as it reflects the true value of the Company. We believe we can achieve higher value for shareholders after the Board is re-elected and we are negotiating with third parties from a position of strength. We are committed to doing just that."

                  The Company also said its Board, if re-elected at the July 30 annual meeting, will amend its bylaws effective October 31, 1997 to permit the holders of at least 25% of the Company's common stock to call special shareholders meetings, and will amend its Shareholder Rights Plan effective October 31, 1997 to permit a bidder, if it satisfies certain conditions, to call a special meeting of stockholders to vote on a binding resolution to redeem the Rights. A bidder will be permitted to call a special meeting if it:
(1) makes an all-cash offer for all of the Company's shares at a price more than 15% above the market price; (2) holds no more than 5% of the Company's stock and has not held more than 5% during the prior 12 months; (3) has firm financing or financing commitments; and (4) agrees to bear the costs associated with the special meeting.

                  "Our willingness to take these actions is further evidence of the Board's commitment to building shareholder value," Mr. Petit said.

                  The Board also took action to protect the interests of shareholders in the event Invacare's four nominees are elected. The Board authorized a $1.0 million trust to be used by the Company's Continuing Directors -- the three nominees of the Company who are elected at the annual meeting and their approved

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successors -- to pay their financial advisory, legal and other expenses associated with Invacare's appeal from the July 3 federal district court's decision upholding the Company's Shareholder Rights Plan and any other proposed action by Invacare or its nominees. The trust will terminate within two years and any unexpended funds will be returned to the Company.


                  "As we expected, Invacare has dropped three nominees from its slate and is trying to keep three existing directors in place as the only Continuing Directors who can redeem or amend the Shareholder Rights Plan under the July 3 court decision," said Mr. Petit. "The trust will enable the Continuing Directors to stand up to Invacare's pressure tactics and make sure that the interests of all shareholders are protected and that the Invacare nominees do not violate their fiduciary duties to shareholders."

                  The Company said it expects the Continuing Directors to be Mr. Petit, Craig B. Reynolds, President and Chief Executive Officer, and J. Paul Yokubinas, because the other four Company nominees have indicated they do not intend to serve on a Board controlled by Invacare's nominees. Each of Messrs. Petit, Reynolds and Yokubinas has pledged that he will not approve any sale, merger or similar transaction with Invacare or any other party on terms which he, after receiving advice from the advisors retained by the Continuing Directors, does not believe to be in the best interests of the Company's shareholders.


                  Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.

                  This press release contains forward-looking statements that involve risks and uncertainties, including developments in the healthcare industry, development and introduction of new products on a timely basis, favorable resolution of intellectual property matters, third-party reimbursement policies and practices and regulatory requirements affecting the approval and sale of medical devices, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including its Reports on Form 10-K, 8-K, and 10-Q.





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